CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

It is hereby certified that:

FIRST : The name of the limited partnership is American Real Estate Holdings Limited Partnership.

SECOND : Pursuant to provisions of Section 17-202, Title 6, Delaware Code, Article FIRST of the Certificate of Limited Partnership is hereby amended to read, in its entirety, as follows:

FIRST :	The name of the limited partnership is:

ICAHN ENTERPRISES HOLDINGS L.P.

THIRD:  Pursuant to the provisions of Section 17-202, Title 6, Delaware Code, Article THIRD of the Certificate of Limited Partnership is hereby amended to reflect the name change of sole general partner from American Property Investors, Inc. to Icahn Enterprises G.P. Inc. so that, as amended, Item 3 will read as follows:

ICAHN ENTERPRISES G.P. INC.
767 Fifth Avenue, Suite 4700
New York, NY 10153

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment, this 17th day of September, 2007.

ICAHN ENTERPRISES G.P. INC. its General Partner

By:	/s/ Keith A. Meister
Name: Keith A. Meister Title: Principal Executive Officer